Exhibit 99.1

McClatchy Reports First Quarter 2017 Results

SACRAMENTO, Calif., May 4, 2017 /PRNewswire/ --

  Received two Pulitzer prizes: Explanatory Reporting and Editorial Cartooning
  Grew digital-only advertising revenues 11.7%
  Reduced operating expenses 6.1% and adjusted operating expenses 4.4%
  Grew average monthly unique visitors 27.5%, local unique visitors up 15.8%
  Grew revenue categories other than print newspaper advertising to 74.4% of total revenues

McClatchy (NYSE-MNI) today reported a net loss in the first quarter of 2017 of $95.6 million, or $12.60 per share that includes an after-tax non-cash impairment of $76.8 million on the carrying value of the company's interest in CareerBuilder LLC (CareerBuilder). In the first quarter of 2016 McClatchy reported a net loss of $12.7 million, or $1.58 per share.

The company reported an adjusted net loss, which excludes severance and certain other items, in the first quarter of 2017 of $14.5 million, compared to an adjusted net loss of $7.9 million in the first quarter of 2016.

Craig Forman, McClatchy's president and CEO, said, "No question the headwinds that have affected our industry for the past several years continued in the first quarter, including several retailer bankruptcies driving the loss of 40,000 retailing jobs. But at McClatchy, we are executing on our plan to accelerate the pace and cadence of our digital transformation while aligning our cost structure with the realities of the business environment.

"This quarter also highlights the unwavering commitment to quality journalism that is McClatchy at its best." Forman added, "In all of our 30 newsrooms, we have dedicated ourselves to the kind of enterprise and ingenuity reflected in the projects recognized by the Pulitzer Committee, and we are grateful for our two Pulitzer Prizes this year — bringing to 54 the number awarded to McClatchy in our 160-year history."

McClatchy's Miami Herald, Washington DC Bureau, and expanding Video Lab teams, in collaboration with other media organizations, were honored with a Pulitzer Prize for Explanatory Reporting for their coverage of the Panama papers. In addition, the Miami Herald's Jim Morin was awarded a Pulitzer for Editorial Cartooning, Jim's second Pulitzer in this category. His work covered the national news including politics in 2016.

Elaine Lintecum, McClatchy's vice president of finance and CFO, said, "We are optimistic about improvements in our adjusted EBITDA performance over the remainder of 2017. As we entered the first quarter of 2017 we anticipated lower advertising and weaker adjusted EBITDA results given our tougher comparisons to the digital growth in the first quarter of last year. However, the level of decline in adjusted EBITDA in the first quarter of 2017 does not reflect a trend that we expect to continue in the coming quarters. In the second quarter we launched our new audience management platform that we expect to help grow our digital-only subscribers and allow for enhanced subscription pricing optimization efforts. We also expect stronger results from our new digital marketing agency, exceleratetm, and coupled with our efforts to continue implementing efficiencies in our operations, we expect to report improving trends in adjusted EBITDA performance in the coming quarters."

First Quarter Results

Total revenues in the first quarter of 2017 were $221.2 million, down 7.0% compared to the first quarter of 2016. The rate of decline in total revenues improved by 130 basis points sequentially from the 8.3% realized in the fourth quarter of 2016 and by a half a percentage point from the first quarter of 2016.

Total advertising revenues were $119.9 million, down 12.0% in the first quarter of 2017 compared to the first quarter of 2016. The decline in advertising revenues largely reflects the anticipated softness in traditional print advertising offset by improvements in direct marketing advertising and double-digit growth in digital-only advertising. Additionally, advertising attributable to the Easter holiday was recognized in the first quarter of 2016 while it fell in the second quarter of 2017.

Digital-only advertising revenues grew 11.7% in the first quarter of 2017 while total digital advertising revenues were roughly flat compared to the same quarter last year. Direct marketing declined 1.6% in the first quarter of 2017 compared to a decline of 8.8% in the same period last year, and reflects a sequential improvement of one percentage point from the fourth quarter of 2016. The improvement was mainly attributable to new customers in the second half of last year at a few of our markets and the impact of rolling over the elimination of certain products during 2016.

Audience revenues were $91.4 million, up 0.8% in the first quarter compared to the same period in 2016. Digital-only audience revenues were up 10.9% due to pricing strategies implemented throughout 2016 and subscriber growth. The number of digital-only subscribers ended the quarter at 84,500, representing an increase of 7.8% from the first quarter of 2016. The strength in our digital-only audience results were achieved despite the necessity to slow sales of digital-only subscriptions during the first quarter as the company prepared to transition to a new audience management platform. The new audience management platform was operational as of April 24, 2017, and is a critical component of our audience revenue strategies in fiscal year 2017.

Average total unique and local unique visitors to the company's online products grew to 69.1 million and 16.7 million, respectively, in the first quarter of 2017. These results represented growth of 27.5% in total unique visitors and 15.8% in local unique visitors in the first quarter of 2017 compared to the same quarter last year. Mobile users represented 60.4% of average total unique visitors in the first quarter of 2017 compared to 57.8% in the first quarter of 2016.

Revenues exclusive of print newspaper advertising accounted for 74.4% of total revenues in the first quarter of 2017, an increase from 69.5% in the first quarter of 2016.

Results in the first quarter of 2017 included the following items:

  Non-cash impairment charge related to the write-down on the carrying value of our equity investment in CareerBuilder totaling $123 million ($76.8 million after-tax);
  Severance charges totaling $3.9 million ($2.3 million after-tax);
  Non-cash write-down of inventory totaling $2.0 million ($1.2 million after-tax);
  Costs associated with reorganizing sales and other operations totaling $0.4 million ($0.2 million after-tax);
  Gain on real estate transaction offset by charges associated with relocations of certain operations totaling $0.2 million ($0.1 million after-tax);
  Costs related to co-sourcing information technology operations and other miscellaneous acquisition related costs totaling $0.3 million ($0.2 million after-tax); and
  Net increase in taxes totaling $0.1 million for adjustments of certain deferred tax credits related to tax positions taken in prior years.

Adjusted net loss, which excludes the items above, was $14.5 million. Adjusted EBITDA1 was $23.1 million in the first quarter of 2017, down 25.1% compared to the first quarter last year. Operating expenses were down 6.1%, while adjusted operating expenses, which exclude non-cash and certain other charges, were down 4.4% in the first quarter of 2017 compared to the same quarter last year. (A discussion of our non-GAAP measures and the reconciliation to the comparable GAAP measures are provided below.)

[1] The company early adopted ASU 2017-7 which allows for the classification of pension expense as a non-operating item. See the discussion of non-operating and non-cash pension costs included in the computation of adjusted EBITDA.

Other First Quarter Business and Recent Highlights

Real Estate Transactions:
In the first quarter, the company announced that it entered into an agreement to sell and lease back the Sacramento, California, land and buildings, which is expected to close in the third quarter of 2017, subject to customary closing conditions. The sales agreement for the Columbia, South Carolina land and building which was announced simultaneously with the Sacramento property was terminated during the first quarter. The Columbia, South Carolina property is being marketed for a sales-leaseback transaction under the same terms as the previous transaction.

In April, the company entered into a sales agreement for the Kansas City, Missouri downtown office facility. The sale is expected to close in the third quarter of 2017, subject to customary closing conditions. The company continues to market the Kansas City, Missouri production facility for a sales-leaseback transaction and has received interest in both the Columbia and Kansas City properties.

On March 31, 2017, the company completed the sale of the San Luis Obispo, California, building and land for $9.0 million.

Acquisition:
As previously reported, the company acquired The Herald-Sun in Durham North Carolina, on December 25, 2016. The purchase price was not disclosed, but after revenue and expense synergies, the acquisition is expected to be deleveraging to the company.

CareerBuilder:
The owners of CareerBuilder remain committed to the strategic review of this valuable business, which may include a range of possible outcomes. Throughout the first quarter of 2017, the owners of CareerBuilder reviewed several potential strategic outcomes. In March, the range of possible outcomes was narrowed and McClatchy determined there was sufficient indication that the carrying value of its investment in CareerBuilder should be reviewed for impairment. As a result, the company recorded an estimated non-cash impairment charge of approximately $123 million in the first quarter of 2017 using McClatchy's best estimate of fair value at this time. The value of the company's investment and other balances reflect only McClatchy's estimated value and should not be perceived as indicative of a potential strategic outcome or the level of values recorded by other owners. The company expects the strategic review of CareerBuilder to continue and has no estimate of timing on the completion of the process.

Debt and Liquidity:
Debt at the end of the first quarter 2017 was $873.7 million. The notes due September 2017 had a principal balance of $16.9 million outstanding with no other maturities coming due until December 2022. The company finished the quarter with $23.8 million in cash, resulting in net debt of $849.9 million. In addition, the Company has a $65 million revolving line of credit available for liquidity if needed.

The leverage ratio at the end of the first quarter under the company's credit agreement was 5.44 times cash flow (as defined) compared to a maximum leverage covenant of 6.0 times cash flow. The company expects its current deleveraging strategies to reduce this ratio over the course of the year.

Outlook

Looking to the second quarter and the remainder of 2017, the company reiterates the outlook provided in February 2017. The company expects to grow digital-only advertising revenue at a double-digit rate for all of 2017, improving on the full-year trend seen in 2016. The company expects to obtain the digital growth through organic investments in digital solutions like exceleratetm, as well as other digital products and partnerships.

Expenses are expected to include an estimated $10 million investment in exceleratetm throughout 2017, providing it with a larger sales force and with tools to drive revenue results in McClatchy's markets, as well as adjacent markets. Management also sees further potential in its video portfolio as well as Nucleus, which is expected to help drive results for larger retailers and national accounts.

While the company believes in the value of print advertising, the declining trends in print advertising are not anticipated to subside in the remainder of 2017. Management believes that print advertising will continue to become a smaller portion of advertising and total revenue. Audience revenues are expected to be stable in 2017.

Management remains committed to reducing operating expenses and will monitor costs throughout the year to achieve expense performance in line with revenue performance, despite the additional investments we are making in news and sales infrastructures. Strategies to continue our digital transformation and reduce legacy costs, include, among others, moving to regional publishers, centralizing audience functions, consolidating production and other functions and reinventing our newsrooms to have a digital-first work flow. These actions will result in initial implementation costs in the range of $15 million to $20 million, which may include accelerated depreciation and certain other non-cash costs. This compares to similar upfront costs of approximately $40 million in 2016 to further our digital transformation and continue our reduction of legacy costs. As noted earlier, management expects improving performance in adjusted EBITDA compared to the level of decline in the first quarter of 2017.

Management will maintain its focus on monetizing real estate assets throughout 2017 with the goal of realizing approximately $100 million in proceeds in 2017. The proceeds achieved from the real estate transactions and cash from operations will be utilized to de-lever the company through debt reductions and further investment in the business.

The company's consolidated statistical report, which summarizes revenue performance for the first quarter 2017, is attached.

Non-GAAP Operating Performance Measures

As of the first quarter of 2017, the company early adopted ASU No. 2017-07, which requires employers to report net benefit costs, excluding service costs, as non-operating expenses. These costs had previously been reported as operating expenses in compensation. The guidance, when adopted, is required to be applied retroactively. As the net benefit costs are considered non-operating, and are non-cash to the company, they have been excluded from adjusted EBITDA (see discussion below) for the first quarter of 2017 and 2016. The prior periods operating and non-operating costs have been recast to conform to this presentation.

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP operating performance measures such as adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted operating expenses. Adjusted EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization, non-operating income and expenses, severance charges associated with changes in our operations, equity income in unconsolidated companies, net, non-cash stock compensation expense, non-cash and non-operating pension costs, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by total net revenues. Adjusted net income is defined as net income (loss) excluding amounts for other asset impairments, impairment charges related to equity investments, gain on extinguishment of debt, severance charges, accelerated depreciation on equipment, real estate related charges, reversal of interest on tax items and certain discrete tax items, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. The tax impact of these non-GAAP adjustments is calculated using the federal statutory rate of 35% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 1.6% to 8.1%. Adjusted operating expenses is defined as operating expenses less non-cash charges, charges not directly related to operations, and unique or non-recurring transactions. These non-GAAP operating performance measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, including the corresponding GAAP measures, provide useful information to investors by offering supplemental information that enables investors to:

  make more meaningful period-to-period comparisons of the company's ongoing operating results. Management believes variances in the excluded line items are not reflective of the underlying business operations of the company or trends in the company's markets or industry;
  better identify trends in the company's underlying business;
  better understand how management plans and measures the company's underlying business;
  more easily compare operating results to those of our peers; and
  more directly compare the company's operating results against investor and analyst financial models.

These non-GAAP operating performance measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Also, McClatchy's non-GAAP operating performance measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 46060929) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

McClatchy is a publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the (Fort Worth) Star-Telegram. McClatchy operates 30 media companies in 29 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including our strategies for success and their effects, our real estate monetization efforts, the future of CB, revenues, and management's efforts with respect to cost reduction efforts and efficiencies, cash expenses, revenues, adjusted EBITDA, debt levels, interest costs and creation of shareholder value as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in the reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; transactions, including sales of real estate properties or transactions related to strategic alternatives for its investments, may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 25, 2016, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE MCCLATCHY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In thousands, except per share amounts)

	Three Months Ended
	March 26,	March 27,
	2017	2016
REVENUES - NET:
Advertising	$ 119,889	$ 136,256
Audience	91,416	90,662
Other	9,907	11,061
	221,212	237,979
OPERATING EXPENSES:
Compensation	91,408	99,080
Newsprint, supplements and printing expenses	17,845	19,032
Depreciation and amortization	19,804	24,562
Other operating expenses	96,674	97,658
	225,731	240,332

OPERATING LOSS	(4,519)	(2,353)

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(20,454)	(20,247)
Interest income	153	96
Equity income in unconsolidated companies, net	63	2,741
Impairments related to equity investments	(123,000)	(892)
Gain on extinguishment of debt, net	-	1,535
Retirement benefit expense	(3,327)	(3,694)
Other - net	60	(42)
	(146,505)	(20,503)

Loss before income taxes	(151,024)	(22,856)
Income tax benefit	(55,449)	(10,115)
NET LOSS	$ (95,575)	$ (12,741)

Net loss per common share:
Basic	$ (12.60)	$ (1.58)
Diluted	$ (12.60)	$ (1.58)

Weighted average number of common shares used to calculate basic and diluted earnings per share:
Basic	7,588	8,058
Diluted	7,588	8,058

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Net Loss to Adjusted EBITDA

	Quarters Ended
	March 26,	March 27,
	2017	2016

NET LOSS	$ (95,575)	$ (12,741)

Income tax benefit	(55,449)	(10,115)
Interest expense	20,454	20,247
Depreciation and amortization	19,804	24,562

EBITDA	(110,766)	21,953

Severance charges	3,866	3,005
Non-cash stock compensation	1,029	1,374
Non-cash and non-operating retirement benefit expense	3,327	3,694
Equity income in unconsolidated companies, net	(63)	(2,741)
Impairments related to equity investments	123,000	892
Other asset impairment charges	1,957	-
Other operating costs, net (1)	971	4,139
Other non-operating, net	(213)	(1,473)
Adjusted EBITDA	$ 23,108	$ 30,843

Adjusted EBITDA Margin	10.4%	13.0%

(1) Other operating costs, net, includes: Loss on sale of land and relocation charges, net; Technology conversion costs related to co-sourcing a majority of information technology operations; costs associated with reorganizing sales and other operations; and net acquisition costs. See the text of the press release for the detailed gross and net of tax contribution of each category.

Reconciliation of Net Loss to Adjusted Net Loss

NET LOSS	$ (95,575)	$ (12,741)

Add back certain items:
Gain on extinguishment of debt, net	-	(1,535)
Other asset impairment charges	1,957	-
Impairments related to equity investments	123,000	892
Severance charges	3,866	3,005
Accelerated depreciation on equipment	-	2,840
Other operating costs, net	971	4,263
Certain discrete tax items	106	(897)
Less: Tax effect of adjustments	(48,812)	(3,715)
Adjusted net loss (2)	$ (14,487)	$ (7,888)

(2) The tax impact of these non-GAAP adjustments is calculated using the federal statutory rate of 35% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 1.6% to 8.1%.

Reconciliation of Operating Expenses to Adjusted Operating Expenses

OPERATING EXPENSES:	$ 225,731	$ 240,332
Add back:
Depreciation and amortization	19,804	24,562
Other asset impairment charges	1,957	-
Severance charges and non-cash stock compensation	4,895	4,379
Other operating costs, net	971	4,139
Adjusted operating expenses	$ 198,104	$ 207,252

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 1
	Combined			Print			Digital

Revenues - Net:	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
Advertising
Retail	$56,227	$66,719	-15.7%	$36,008	$47,023	-23.4%	$20,219	$19,696	2.7%
National	8,837	9,871	-10.5%	3,010	4,694	-35.9%	5,827	5,177	12.6%
Classified Total	31,428	35,690	-11.9%	17,500	20,537	-14.8%	13,927	15,153	-8.1%
Automotive	7,062	8,470	-16.6%	1,818	2,807	-35.2%	5,244	5,663	-7.4%
Real Estate	5,413	6,336	-14.6%	2,881	3,732	-22.8%	2,531	2,605	-2.8%
Employment	4,954	6,266	-20.9%	2,156	2,917	-26.1%	2,798	3,349	-16.5%
Other	13,999	14,618	-4.2%	10,644	11,081	-3.9%	3,355	3,536	-5.1%
Direct Marketing	23,289	23,679	-1.6%	23,289	23,679	-1.6%
Other Advertising	108	297	-63.6%	108	297	-63.6%
Total Advertising	$119,889	$136,256	-12.0%	$79,915	$96,230	-17.0%	$39,973	$40,026	-0.1%

Memo: Digital-only							$29,852	$26,722	11.7%

Audience	91,416	90,662	0.8%	66,627	65,586	1.6%	24,789	25,076	-1.1%
Other	9,907	11,061	-10.4%
Total Revenues	$221,212	$237,979	-7.0%

Advertising Statistics for Dailies:
Full Run ROP Linage				2,529.5	3,059.1	-17.3%

Millions of Preprints Distributed				494.7	597.0	-17.1%

Audience:
Daily Average Total Circulation*				1,431.3	1,589.5	-10.0%
Sunday Average Total Circulation*				2,090.7	2,334.0	-10.4%
Average Monthly Unique Visitors							69,144.6	54,227.8	27.5%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in the period. Does not reflect AAM reported figures.

CONTACT: Stephanie Zarate, Investor Relations Manager, 916-321-1931, szarate@mcclatchy.com